                                                                     EXHIBIT 3.1

                      THIRD CERTIFICATE OF AMENDMENT TO THE
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             TRACTOR SUPPLY COMPANY

        Tractor Supply Company (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

        1. The name of the Corporation is Tractor Supply Company. The Corporation was originally incorporated under the name TSC Acquisition, Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 2, 1982. A Restated Certificate of Incorporation of the Corporation dated as February 14, 1994 was filed with the Delaware Secretary of State, and has been amended by (i) a Certificate of Amendment dated as of April 28, 1995, filed with the Delaware Secretary of State, and (ii) a Certificate of Amendment dated as of May 13, 1997, filed with the Delaware Secretary of State (the Restated Certificate of Incorporation, as amended, the "Certificate of Incorporation").

        2. This Third Certificate of Amendment was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

        3. This Third Certificate of Amendment amends the Certificate of Incorporation as follows:

                Article FIFTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

                "FIFTH: MANAGEMENT AND AFFAIRS OF THE CORPORATION.

                        1. The number of directors constituting the whole Board will be as set forth in the By-Laws of the Corporation.

                        2. Commencing at the 2005 annual meeting of stockholders, directors will be elected at each annual meeting of stockholders of the Corporation and will hold office for a term expiring at the next annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation or removal.

                        3. In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

                        4. The election of directors need not be by written ballot.

                        5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation."

        IN WITNESS WHEROF, the Corporation has caused this Third Certificate of Amendment to be executed as of this 21st day of April, 2005.


                                         TRACTOR SUPPLY COMPANY


                                         By:    /s/ James F. Wright
                                                ------------------------------
                                         Name:  James F. Wright
                                                ------------------------------
                                         Its:   President and Chief Executive
                                                ------------------------------
                                                Officer
                                                -------